Exhibit 99.1
SERA PROGNOSTICS REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS
Salt Lake City – August 9, 2023 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the second quarter of 2023 ended June 30, 2023.
Recent Highlights:
•Announced leadership changes and commercial actions in May 2023 to optimize business for market success toward accelerating test adoption and revenue including aligning management team for new refined commercial focus on institutions.
•Appointed board member Zhenya Lindgardt as interim President and CEO, and Austin Aerts as interim CFO.
•Engaged leading strategy house to rigorously evaluate best pathways toward enhanced revenue at significant reduced cost to more broadly commercialize Sera’s PreTRM® Test and pipeline of technology.
•Executed select headcount reductions in commercial organization to better map current commercial costs in line with refined focus.
•Over the last few weeks Sera has submitted new compelling data for scientific review anticipating several publications in the coming months.
“While we still have work to do, we are putting together the necessary structure and strategy to succeed commercially,” said Zhenya Lindgardt, interim President and CEO of Sera Prognostics. “Consistent with our vision to be The Pregnancy Company®, we are pursuing a disciplined commercial approach to broaden adoption of our PreTRM® Test and at the same time evaluating ways to leverage our large and growing pregnancy datasets to boost shareholder value through new products and partnerships. We believe this long-term vision will solidify our role as a leader in health diagnostics to improve the lives of women and babies through prenatal care.”
Second Quarter 2023 Financial Results
Second quarter 2023 revenue of $123,000 compared to $78,000 for the same period of 2022.
Total operating expenses were $11.6 million, down from $11.8 million for the second quarter of 2022.

Research and development expenses for the second quarter of 2023 were $3.7 million compared to $3.3 million for the second quarter of 2022 due primarily to increased clinical study costs.
Selling, general and administrative expenses for the second quarter of 2023 were $7.8 million, down significantly from $8.5 million for the second quarter of 2022 due primarily to steps we took prior to year-end 2022 to streamline sales operations, and better focus our commercial strategy in response to market dynamics.
Net loss for the second quarter of 2023 was $10.5 million compared to $11.5 million for the same quarter a year ago.
As of June 30, 2023, the Company had cash, cash equivalents, and available-for-sale securities of approximately $92.1 million.
Conference Call Information
Sera Prognostics will host a corresponding conference call and live webcast today to discuss second quarter 2023 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:
US domestic callers: (866) 218-2405
International callers: (412) 902-6607
Webcast Registration Link: https://app.webinar.net/5ZK3j2xMqY7
Live audio of the webcast will be available online from the Investors page of the Company’s website at www.seraprognostics.com. The webcast will be archived on the Investors page and will be available for one year.
About Sera Prognostics, Inc.
Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.

About Preterm Birth
Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2022 March of Dimes Report Card shows that, for the last four consecutive years, more than one in ten infants is born prematurely. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.
About the PreTRM® Test
The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 through 20 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.
Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.
Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to optimizing business for market success toward accelerating test adoption and revenue; enhanced revenue at significant reduced cost; more broadly commercializing Sera’s PreTRM® Test and pipeline of technology; putting together the necessary structure and strategy to succeed commercially; broadening adoption of the PreTRM® Test; leveraging the Company’s large and growing pregnancy datasets; boosting shareholder value; new products and partnerships; solidifying the Company’s role as a leader in health diagnostics; and the company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; the COVID-19 pandemic and its potential lingering impact on our operations, as well as the business or operations of third parties with whom we conduct business; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Final Prospectus on Form S-1, which was filed with the Securities and Exchange Commission on July 14, 2021, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contacts
Investor Contact
Peter DeNardo, CapComm Partners
peter@capcommpartners.com
+1 (415) 389-6400
Media Contact
Glenn Silver, Lazar FINN
Glenn.silver@finnpartners.com
+1 (646) 871-8485

SERA PROGNOSTICS, INC.
Condensed Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$ 123	$ 78	$ 223	$ 116
Operating expenses:
Cost of revenue	80	56	142	76
Research and development	3,688	3,261	7,791	6,583
Selling and marketing	2,872	4,219	5,690	8,677
General and administrative	4,943	4,288	9,389	8,826
Total operating expenses	11,583	11,824	23,012	24,162
Loss from operations	(11,460)	(11,746)	(22,789)	(24,046)
Interest expense	(14)	(18)	(30)	(22)
Other income, net	932	244	1,712	340
Net loss	$ (10,542)	$ (11,520)	$ (21,107)	$ (23,728)
Net loss per share, basic and diluted	$ (0.34)	$ (0.37)	$ (0.68)	$ (0.77)
Weighted-average shares outstanding, basic and diluted	31,077,420	30,945,616	31,048,526	30,873,995

SERA PROGNOSTICS, INC.
Condensed Balance Sheets
(unaudited)
(in thousands)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$ 32,285	$ 29,878
Marketable securities	31,536	52,826
Accounts receivable	163	113
Other receivables	—	6,000
Prepaid expenses and other current assets	444	1,308
Total current assets	64,428	90,125
Property and equipment, net	2,411	3,059
Long-term marketable securities	28,307	21,329
Other assets	1,534	1,816
Total assets	$ 96,680	$ 116,329
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 1,244	$ 1,548
Accrued and other current liabilities	3,444	4,444
Finance lease obligation, current portion	446	464
Deferred revenue	9,049	9,082
Total current liabilities	14,183	15,538
Finance lease obligation, net of current portion	422	626
Operating lease obligation, net of current portion	938	1,222
Total liabilities	15,543	17,386
Commitments and contingencies
Stockholders' equity:
Common stock, Class A and Class B	3	3
Additional paid-in capital	313,567	310,575
Accumulated other comprehensive loss	(672)	(981)
Accumulated deficit	(231,761)	(210,654)
Total stockholders' equity	81,137	98,943
Total liabilities and stockholders' equity	$ 96,680	$ 116,329